Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

Exhibit 99.1

FOR IMMEDIATE RELEASE Monday, July 2, 2012

Media General Streamlines Its Market Structure and Operations; Jim Conschafter, John Cottingham Elected Vice Presidents of Media General

Richmond, VA - Media General (NYSE:MEG) today announced that the company is streamlining its market structure and operations to align with its new focus as a pure-play television broadcaster.  The changes are effective immediately.

The company’s current market structure of five geographic regions will be replaced by a new structure of two geographic regions, focused on its 18 network-affiliated television stations.  James R. Conschafter and John R. Cottingham were elected corporate vice presidents by the Board of Directors.  Each will have operating responsibility for one of the two new geographic regions. Media General also announced that John A. Schauss, vice president-market operations, is retiring.  The company will not fill this role, and the two new positions held by Mr. Conschafter and Mr. Cottingham will report directly to Marshall N. Morton, president and chief executive officer of Media General.

“With our June 25 sale of newspapers, Media General is focusing all of its resources on its broadcast television group.  We are delighted that our two most experienced broadcast executives will lead our television operations.  I thank John Schauss for his many contributions to Media General and wish John and his wife, Joan, all the best in retirement,” said Mr. Morton.  “We are committed to increasing broadcast cash flow and EBITDA margins.  One component of margin improvement will be the alignment of our corporate structure with our new business focus.  The streamlining of our market structure and operations is a key first step in that process,” he said.

Media General said that the company’s other two current market leaders, Marilyn Hammond, president and market leader-North Carolina, and Dan Bradley, president and market leader-Ohio/Rhode Island, will remain with Media General in key roles that will be announced at a later date.

Mr. Conschafter is responsible for the following markets and stations:

North Carolina:  Greenville, WNCT-TV; Raleigh, WNCN-TV,
Ohio: Columbus, WCMH-TV
Rhode Island: Providence, WJAR-TV
South Carolina: Spartanburg/Greenville, WSPA-TV and Asheville, NC, WYCW; Florence/Myrtle Beach, WBTW
Virginia:  Roanoke, WSLS-TV
Tennessee: Johnson City, WJHL-TV

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Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

Mr. Cottingham is responsible for the following markets and stations:

Alabama: Birmingham, WVTM-TV; Mobile, AL/Pensacola, FL, WKRG-TV;
Florida: Tampa, WFLA-TV
Georgia: Augusta, WJBF-TV; Columbus, WRBL-TV; Savannah, WSAV-TV
Mississippi: Jackson, WJTV-TV and Hattiesburg, WHLT-TV
South Carolina: Charleston, WCBD-TV

Mr. Conschafter has been president and market leader, Virginia-Tennessee since 2010.  Previously, he had served in that role for the company’s North Carolina market since July 2009.  Prior to that, he had been senior vice president-broadcast stations, within the company’s former broadcast division, since 2004.  Mr. Conschafter joined Media General in 2000 with the company’s acquisition of Spartan Communications, where he had served as general manager.  He began at Media General as vice president and general manager of WSPA and two stations that are no longer owned by Media General. Earlier in his career, he held management and sales leadership positions at network-affiliated television stations in North Carolina, New York, Missouri and Ohio.  Mr. Conschafter is a graduate of the Newhouse School of Communications at Syracuse University.

Mr. Cottingham has been president and market leader, Mid-South, since July 2009.  Earlier this year, he assumed additional responsibility for the company’s Florida market.  Prior to assuming his current role, Mr. Cottingham had been senior vice president-broadcast stations, within the company’s former broadcast division, since 2005.  He joined Media General in 2001 as vice president and general manager of three stations, including WSPA in Spartanburg, S.C.  Earlier in his career, he held management and sales leadership positions at a number of broadcast stations in North Carolina, Ohio and Indiana.  Mr. Cottingham attended Belmont Abbey College.

About Media General

Media General is a leading provider of news, information and entertainment across broadcast television and digital media platforms, serving consumers and advertisers in strong local markets, primarily in the Southeastern United States. The company’s broadcast operations include 18 network-affiliated television stations and their associated digital and mobile media services. Media General’s network affiliations include eight NBC stations, eight CBS, one ABC and one CW.  Six of its stations operate in the Top 40 markets in the United States.  Media General’s stations reach more than one-third of TV households in the Southeast and more than 8 percent of U.S. TV households. Media General got its start in the television business in 1955 when it launched WFLA-TV in Tampa, Florida as an NBC affiliate. Today, WFLA is its largest station, operating in the 14th largest DMA in the United States. Media General continues to own The Tampa Tribune and its associated print properties and expects to enter into a transaction with one of several prospective buyers for its Tampa print properties.

Investor Contact:	Media Contact:
Lou Anne Nabhan	Ray Kozakewicz
(804) 649-6103	(804) 649-6748

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